Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 17, 2014, with respect to the consolidated financial statements of Mirati Therapeutics, Inc. incorporated by reference in the Registration Statement (Form S-3 No. 333-198678) and related Prospectus of Mirati Therapeutics, Inc. for the registration of its common stock.

September 14, 2015	/s/ Ernst & Young LLP(1)
Montreal, Canada

(1) CPA auditor, CA, public accountancy permit no. A120254